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TO:  Editor, Montevideo American-News

FROM:	Howard Dahlager, MCP board member from Sacred Heart
85380 180th St.
Sacred Heart, MN 56285
Tel. Number 320-765-2225

Today I read an article in your newspaper from Vin and Judy Bot and felt there are several points that needed a response.

I have been a member of MCP from the beginning and have some very emotional feelings about the plants that we have built. There have been some very profitable years, but as of late the returns have not been so good. I feel this is a very attractive offer from ADM and ask the members to vote FOR this merger.

1.	I would like to say that with stock trading in the $1.00 range for the past year or longer, the offer of $2.90 is an extremely good offer. The members that I have talked with could not believe that the offer was that high. Liquidity has been a concern of our members, and this gives them the opportunity to sell at a good value. Practically, three times the current trading price or two times book value is something we all need to look at, consider, and vote for. The investment bankers were hired by the board to look at all the numbers to make sure the numbers WEREN’T being tainted by management and give us, the board of directors, an opinion whether this was a good and fair offer. They also were able to negotiate a higher price for the members. They have done exactly what we hired them to do.

2.	The board was not pressured by management to approve this agreement, nor was it done quickly without much consideration. Yes, the board was informed on April 22, 2002. Prior to that date, Dan Thompson, MCP CEO had been contacted by ADM attempting to find out what it would take to make an offer that MCP membership would consider. After several conversations, ADM came up with a number that Dan Thompson felt he had to bring to the officers of the board and ultimately to the board of directors. At the April meeting the board agreed that we needed to enter negotiations with ADM. At that time we were told that it was our duty to consider this purchase, and that not looking at this offer could put us in a situation of being sued by our members if they should ever find out an offer had been made and not considered.

3.	The board never intended to hide the fact that it was not a unanimous vote at the board level. It was not put in the preliminary proxy that got put on the Internet by the SEC; this was done without MCP’s knowledge. The fact is that in the end, all those that voted against the merger were able to put their minority points of view into the proxy statement and why had they voted against the merger. Also, I don’t feel that pages 19-22 is what you would call “buried” in a 135 page document. Because the majority of the board voted in favor of this merger, the proxy is a document FOR the merger and explains why the board feels the members should vote in favor of this merger.

4.	When ADM made the first offer, the board recognized that by making the first press release, our top management people would have a high risk of being contacted by Head Hunters who would attempt to place them in different positions with other companies. To prevent this from happening, an Executive Retention Plan was put in place to keep these management people at MCP. We felt it was absolutely necessary that we not lose these people whether this merger was approved or not approved. If not approved, we needed them to keep these plants operating in the future. If approved, ADM needed to have them to make sure these plants were run well while this sale process was going on. ADM also saw a value in having this retention plan. That is why ADM was willing to pay for it and not take anything away from the value they were offering for the merger.

5.	The directors were not looking out for themselves in this merger. We have and continue to hear from a large majority of the members that they were looking for a value added payment, and if not that, they wanted liquidity with a value. This is what we have been able to give them — a good value.

6.	We don’t feel that either the $20 million figure or the $10 million figure cited by the Bots was a factor that lowered ADM’s price to MCP shareholders. ADM understood that both numbers needed to be paid by ADM if they were interested in purchasing MCP.

7.	At the informational meetings it was explained what the future of MCP would be over the next few years. I believe that MCP is positioned to grind corn and do it well, but can we do it profitably? The numbers don’t show me that. It looks like the next few years will be at a loss or very small profit. The past seven years the shareholders have received a total of about $.22 per share and with very little profit over the next two years, the future doesn’t look very bright. With over production of ethanol, it seems to me it is very similar to raising corn and soybeans with large carryover stocks left over every year to keep prices low. How long do the shareholders want to wait for an adequate return?

8.	The emotional part of this can tear us apart. I will always look at the corn plant and be proud of what we were able to accomplish. We did something no other group of farmers were able to do, build a corn wet milling plant and run it for 20 years. There were some very successful years and some lean years. I will be proud to tell my grandchildren that I was a part of that plant. We built this plant for those who were willing to take a chance.

The ADM offer of $2.90 per share, which is three times the current price of stock, makes good economic sense for MCP’s members. The close to $400 million this merger will infuse into the communities of Minnesota, Nebraska, and surrounding states will help improve an already sagging farm economy. It just makes good financial sense to vote in favor of this merger agreement.